                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             New Plan Realty Trust
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (4) Date Filed:

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Notes:

                             NEW PLAN REALTY TRUST
                          1120 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10036

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 10, 1996

                               ----------------

  The Annual Meeting of Shareholders of New Plan Realty Trust (the "Trust") will be held on Tuesday, December 10, 1996, at 10:00 a.m., New York City time, at the offices of

                           Coopers & Lybrand L.L.P.
                   1301 Avenue of the Americas, Second Floor
                           New York, New York 10019

for the following purposes:

  (1) To elect three Trustees; and

  (2) To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

  The Board of Trustees has fixed October 16, 1996 as the record date for determining the shareholders entitled to receive notice of and to vote at the meeting.

  Shareholders are cordially invited to attend the meeting in person.

SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED. SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON, IF THEY SO DESIRE.

                                          By Order of the Board of Trustees

                                          /s/ William Newman

                                          WILLIAM NEWMAN
                                          Chief Executive Officer and Chairman
                                          of the Board

New York, New York
October 28, 1996

                             NEW PLAN REALTY TRUST
                          1120 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10036

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 10, 1996

  This Proxy Statement is furnished in connection with the solicitation by the Board of Trustees (the "Board") of New Plan Realty Trust, a Massachusetts business trust (the "Trust"), of proxies from the holders of the Trust's issued and outstanding Shares of Beneficial Interest, without par value (the "Common Shares"), to be used at the Annual Meeting of Shareholders to be held at the offices of COOPERS & LYBRAND L.L.P., 1301 AVENUE OF THE AMERICAS, SECOND FLOOR, NEW YORK, NEW YORK 10019, ON TUESDAY, DECEMBER 10, 1996 AT 10:00 A.M., NEW YORK CITY TIME, and at any adjournment(s) or postponement(s) of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying Proxy Card are being mailed on or about October 31, 1996 to shareholders of record of the Trust on October 16, 1996.

  Management would appreciate if you would complete, date and sign the accompanying Proxy Card and return it promptly to the Trust in the enclosed envelope.

  The Board has fixed the close of business on October 16, 1996 (the "Record Date") as the record date for the determination of shareholders who are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Trust had 58,254,051 Common Shares outstanding. A majority of the outstanding Common Shares must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Each Common Share is entitled to one vote on all matters.

  Election of a Trustee will require the affirmative vote of a majority of the Common Shares as of the Record Date present in person or by proxy at the meeting and having the right to vote thereon. For purposes of the election of Trustees, abstentions and broker non-votes will not be counted as votes cast for the Board's nominees for trustees and, therefore, will have the same effect as votes cast against such nominees. If a shareholder is a participant in the Trust's Distribution Reinvestment and Share Purchase Plan, the accompanying Proxy Card will list the number of Common Shares registered in the participant's name under the plan.

  As of the Record Date, MNOPF Trustees Limited (formerly Merchant Navy Officers Pension Fund Trustees Limited) (the "British Fund") owned 4,483,954 Common Shares, or approximately 7.7% of the outstanding Common Shares, and Stichting Pensioenfonds (formerly Algemeen Burgerlijk Pensioenfonds) (the "Dutch Fund") owned 5,000,000 Common Shares, or approximately 8.6% of the outstanding Common Shares (see "Security Ownership of Certain Beneficial Owners"). The British Fund and the Dutch Fund, which hold an aggregate of approximately 16.3% of the outstanding Common Shares as of the Record Date, have agreed that they will vote in favor of the Board's nominees for Trustees. In addition, all of the current Trustees and executive officers of the Trust, beneficial holders collectively of approximately 6.02% of the outstanding Common Shares (including exercisable options) as of the Record Date, have advised the Trust that they each intend to vote in favor of the Board's nominees for Trustees.

  The Common Shares represented by all properly executed proxies returned to the Trust will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of the Board's nominees for Trustees. As to any other business which may properly come before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their best judgment. Management does not presently know of any other business which may come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with the Secretary of the Trust a duly signed revocation or a Proxy Card bearing a later date or (b) by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE TRUST SINCE THE DATE OF THIS PROXY STATEMENT.

                             ELECTION OF TRUSTEES

NOMINATION AND ELECTION OF THREE TRUSTEES

  The Board currently consists of nine Trustees. The Trustees currently are divided into three classes, consisting of three members whose terms expire at this Annual Meeting, three members whose terms expire at the 1997 annual meeting of shareholders and three members whose terms expire at the 1998 annual meeting of shareholders. At the Annual Meeting, three Trustees will be elected, each to hold office for the term specified below and until his successor is elected and qualified. The terms of William Newman, Arnold Laubich and John Wetzler expire in 1997; and the terms of Melvin Newman, Raymond Bottorf and Gregory White expire in 1998. James Steuterman, Norman Gold and Dean Bernstein are nominees for Trustee, each to hold office for a term of three years until the annual meeting of shareholders to be held in 1999.

 Nominees for Election as Trustee

  The following individuals are nominees for election as Trustees at the Annual Meeting for three year terms expiring in 1999:

  Norman Gold, age 66, has been a Trustee of the Trust since its organization in 1972. He has been active in the practice of law for 42 years and a partner of the law firm of Altheimer & Gray for over 33 years. He is also a trustee of Banyan Short Term Income Trust and Banyan Strategic Land Trust; none of these entities are in any way related to or competitive with the Trust.

  James M. Steuterman, age 40, has been a Trustee of the Trust since 1990. He has served as Executive Vice President of the Trust since October 1994. Mr. Steuterman has been associated with the Trust since 1984 as a property acquisition specialist, becoming Director of Acquisitions in 1986, a Vice President in 1988 and a Senior Vice President in 1989.

  Dean Bernstein, age 38, has been a Trustee of the Trust since 1992. He has served as Vice President--Administration and Finance of the Trust since October 1994. He became an Assistant Vice President of the Trust in 1991 and Vice President--Acquisitions in September 1993. From 1988 to 1991, Mr. Bernstein was a Vice President in the Real Estate Group at Chemical Bank. Mr. Bernstein is the son-in-law of William Newman.

 Other Trustees whose Terms of Office Continue after the Annual Meeting

  Information concerning the other Trustees whose terms do not expire at the Annual Meeting is set forth below.

  William Newman, age 70, has been Chairman of the Board of the Trust since 1972. He served as President and Chief Executive Officer of the Trust's predecessor corporation, New Plan Realty Corporation, from the corporation's organization in 1961 through its reorganization into the Trust in 1972, and acted in such capacities for the Trust until 1988. In 1988, Mr. Newman relinquished the title of President to Arnold Laubich, but retained the office and responsibilities of Chief Executive Officer. Mr. Newman is a Certified Public Accountant, and has been actively involved in real estate for 46 years. He also is the past Chairman of the National Association of Real Estate Investment Trusts.

  Arnold Laubich, age 66, has been a Trustee of the Trust since 1988. He has also been President and Chief Operating Officer of the Trust since 1988. From 1961 to 1972, he served as Executive Vice President of the Trust's predecessor corporation. From 1972 until 1988, Mr. Laubich was President of Dover Management Corporation, which managed the Trust's properties.

  John Wetzler, age 50, has been a Trustee of the Trust since 1994. Mr. Wetzler has been President of Nautica Retail U.S.A., Inc., a subsidiary of Nautica Enterprises, Inc., the international men's apparel maker and marketer, since July 1994. From December 1988 to June 1994 he was the Executive Vice President of Nautica Retail U.S.A., Inc.

  Melvin Newman, age 54, has been a Trustee of the Trust since 1983. From 1972 to 1982, he was Vice President and General Counsel of the Trust. Mr. Newman is a private investor.

  Raymond H. Bottorf, age 54, has been a Trustee of the Trust since 1991. He is President and sole Director of U.S. Alpha, Inc., New York, New York, a wholly-owned subsidiary of the Dutch Fund.

  Gregory White, age 40, has been a Trustee of the Trust since 1994. Mr. White is a founding partner and Managing Director of Schroder Mortgage Associates in New York, New York, and has been associated with Schroder since 1992. From 1988 to 1992, he was a Managing Director of the Salomon Brothers Inc real estate finance department.

BOARD OF TRUSTEES' MEETINGS

  During the Trust's fiscal year ended July 31, 1996, the Board held four quarterly meetings, two special meetings and acted by unanimous written consent on two additional occasions.

BOARD COMMITTEES

  The Board has an Audit Committee and a Stock Option Committee. The Board does not have a nominating committee or a compensation committee or a committee performing the functions of a nominating or compensation committee; the Trustees perform the functions of those committees. The Board has, however, appointed a Special Compensation Committee consisting of Messrs. Bottorf, Gold, Wetzler and White, the Trust's independent trustees, to examine the existing compensation arrangements for Messrs. William Newman, Laubich, Steuterman and Bernstein, the trustees who are also executive officers of the Trust.

  The Audit Committee is composed of Messrs. Gold, White, Wetzler and Bottorf. The Audit Committee recommends to the Board the selection of the independent auditors to be employed by the Trust and reviews generally the Trust's internal and external audits and the results thereof. The Audit Committee met once during the last fiscal year.

  The Stock Option Committee consists of Messrs. William Newman, Gold and Laubich. The Stock Option Committee administers the Trust's 1985 Incentive Stock Option Plan and 1991 Stock Option Plan and, subject to the provisions of the respective plans, selects the officers and employees who are to participate in the respective plans and determines the terms of their options. The Stock Option Committee meets from time to time during the year to grant options if and when it deems appropriate. The Committee met two times during the last fiscal year.

TRUSTEES' COMPENSATION

  The Trustees of the Trust who are not employees of the Trust each received $10,000 in annual Trustee fees and $500 per meeting. No fees are paid to Trustees who are employees of the Trust. In addition, the Trust reimburses the Trustees for travel expenses incurred in connection with their activities on behalf of the Trust.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF MESSRS. STEUTERMAN, GOLD AND BERNSTEIN AS TRUSTEES FOR A THREE YEAR TERM EXPIRING IN 1999.

                               EXECUTIVE OFFICERS

  The following information is provided with respect to the executive officers of the Trust. Of the Trust's executive officers, each of Messrs. William Newman, Laubich, Steuterman and Bernstein currently is a Trustee. The Trust's executive officers serve at the discretion of the Board.

                                                                    EXECUTIVE
   NAME                              AGE          OFFICE          OFFICER SINCE
   --------------------------------  --- ------------------------ -------------
William Newman .....................  70 Chairman of the Board        1961(1)
                                         and
                                         Chief Executive Officer
Arnold Laubich .....................  66 President and Chief          1988
                                         Operating Officer
James M. Steuterman ................  40 Executive Vice President     1990
Steven F. Siegel ...................  36 General Counsel and          1991
                                         Secretary
Leonard N. Cancell .................  63 Senior Vice President        1988
James DeCicco ......................  50 Senior Vice President--      1996
                                         Leasing
William Kirshenbaum ................  60 Vice President and           1981
                                         Treasurer
Dean Bernstein .....................  38 Vice President--             1992
                                         Administration and
                                         Finance
Irwin E. Kwartler ..................  70 Vice President               1982
Michael I. Brown ...................  54 Chief Financial Officer      1989
                                         and
                                         Controller
Joseph Bosco .......................  47 Vice President               1993

--------
(1) Includes service as President and Chief Executive Officer of the Trust's predecessor, New Plan Realty Corporation.

  See "Election of Trustees" for a summary of the principal occupation and relevant business experience of each executive officer who is also a Trustee. Mr. Bosco became Vice President of the Trust in August 1993. From September 1992 to July 1993, Mr. Bosco was an Assistant Vice President of the Trust. From 1983 to 1992, Mr. Bosco was a Regional Property Manager of the Trust. Mr. DeCicco became Senior Vice President--Leasing of the Trust in March 1996. From May 1991 to March 1996, Mr. DeCicco was Vice President--Leasing of the Trust. Messrs. Siegel, Cancell, Kirshenbaum, Brown and Kwartler have each held the respective positions set forth above for more than the past five years.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

  The following table sets forth certain information with respect to the cash compensation and all other compensation paid by the Trust, as well as stock options granted by the Trust, to Mr. William Newman, the Trust's Chief Executive Officer, and the Trust's four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Officers") for the fiscal years ended July 31, 1996, 1995 and 1994:

                                                                    ALL OTHER
                                       ANNUAL        LONG TERM   COMPENSATION(1)
NAME AND PRINCIPAL POSITION  YEAR   COMPENSATION    COMPENSATION       ($)
---------------------------  ---- ----------------- ------------ ---------------
                                   SALARY   BONUS
                                    ($)      ($)    OPTIONS (#)
                                  -------- -------- ------------
William Newman, CEO........  1996 $430,756 $ 75,000       --        $ 25,337
                             1995 $340,553 $ 75,000       --        $133,568
                             1994 $340,553 $ 75,000       --        $133,568
Arnold Laubich, President..  1996 $444,085 $100,000       --        $  4,500
                             1995 $365,553 $100,000       --        $  4,500
                             1994 $350,650 $ 75,000       --        $  5,568
James M. Steuterman,
 Executive
 Vice President............  1996 $232,693 $ 85,000     2,000       $  4,500
                             1995 $169,904 $ 20,000     9,500       $  4,500
                             1994 $133,750 $ 15,000     5,000       $  4,500
Steven F. Siegel, General
 Counsel and
 Secretary.................  1996 $142,500 $ 48,500     5,000       $  4,500
                             1995 $136,846 $ 17,500     1,000       $  4,500
                             1994 $121,796 $ 15,000    10,000       $  4,103
William Kirshenbaum, Vice
 President
 and Treasurer.............  1996 $127,819 $ 82,000       --        $  4,500
                             1995 $127,489 $ 33,000     2,500       $  4,500
                             1994 $122,000 $ 12,000     5,000       $  4,020

--------
(1) Includes the 401(k) Plan contribution for officers and the amount by which premiums exceeded the increase in cash surrender value for split dollar life insurance for the CEO. The annual premiums paid are $150,000. Excludes certain other personal benefits, the total value of which was less than the lesser of $50,000 or ten percent of the total salary and bonus paid or accrued by the Trust for services rendered by each officer during the fiscal year indicated.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to options granted to the Named Officers during the fiscal year ended July 31, 1996:

                                                                         POTENTIAL
                                                                        REALIZABLE
                                                                         VALUE AT
                                                                       ASSUMED RATES
                                                  EXERCISE            OF STOCK PRICE
                                    % OF TOTAL     PRICE               APPRECIATION
                          OPTIONS OPTIONS GRANTED   PER               FOR OPTION TERM
                          GRANTED TO EMPLOYEES IN  SHARE   EXPIRATION ---------------
          NAME              (#)     FISCAL YEAR     ($)       DATE     5%(1)  10%(1)
------------------------  ------- --------------- -------- ---------- ------- -------
James Steuterman, Execu-
 tive Vice
 President..............   2,000        5.8%       $21.75   07/31/02  $17,709 $41,269
Steven F. Siegel, Gen-
 eral Counsel and
 Secretary..............   5,000       14.5%       $20.00   05/08/03  $40,710 $94,871

--------
(1) The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Trust's Common Shares.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

  The following table sets forth certain information with respect to the option exercises during the fiscal year ended July 31, 1996, and the unexercised options held as of the end of such fiscal year, by the Named
Officers:

                                                                         VALUE OF UNEXERCISED IN-
                                                 NUMBER OF UNEXERCISED             THE-
                            SHARES                 OPTIONS AT FISCAL      MONEY OPTIONS AT FISCAL
                          ACQUIRED ON  VALUE         YEAR-END (#)               YEAR-END(1)
                           EXERCISE   REALIZED ------------------------- -------------------------
          NAME                (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------  ----------- -------- ----------- ------------- ----------- -------------
William Newman, CEO.....      --        --       390,000      260,000     $926,250     $617,500
Arnold Laubich, Presi-
 dent...................      --        --       395,000      260,000     $950,000     $617,500
James M. Steuterman, Ex-
 ecutive
 Vice President.........      --        --        36,400       19,800     $ 84,775     $    600
Steven F. Siegel, Gen-
 eral Counsel
 and Secretary..........      --        --        24,200       21,800     $  5,500     $ 11,375
William Kirshenbaum,
 Vice
 President and Treasur-
 er.....................      --        --        10,500        7,000          --           --

--------
(1) Based upon a closing price per share of $21.25 on July 31, 1996.

                  TRUSTEES' REPORT ON EXECUTIVE COMPENSATION

  The Board does not have a compensation committee; thus, it is the duty of the entire Board to review compensation plans, programs and policies and to monitor the performance and compensation of executive officers, including the Named Officers, and other key employees. The Board, has however, appointed a Special Compensation Committee consisting of Messrs. Bottorf, Gold, Wetzler and White, the Trust's independent trustees, to examine the existing compensation arrangements for Messrs. William Newman, Laubich, Steuterman and Bernstein, the trustees who are also executive officers of the Trust.

  The Board has implemented compensation policies, plans and programs which seek to enhance the profitability of the Trust, and thus shareholder value, by aligning closely the financial interests of the Trust's senior managers with those of its shareholders. The Trust's overall objectives are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Trust's business strategy, to link executive and shareholder interests through performance goals and equity based plans, and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

  In furtherance of these goals, the Board has compared the Trust to a selected group of real estate investment trusts ("REITs") that compete in the Trust's shopping center and apartment business, which the Board believes represent the Trust's most direct competitors for executive talent. There are six REITs in that comparison group. Based on the relative size of the Trust in comparison with the peer group, the Board positions executive base salaries below the average level of base salaries paid to executive officers of the peer group. The Trust also relies on Common Share options as incentive compensation and may in the future seek to implement other long term incentive plans. Incentive compensation plans that may be developed in the future would have some relationship to business and individual performance in a manner that encourages a sharp and continuing focus on building profitability and shareholder value.

  The Board conducts a full review of the Trust's executive compensation program each year. This review includes a comparison of the Trust's executive compensation, business performance, Common Share appreciation and total return to shareholders to the peer group. The Board also reviews, on an annual basis, the selection of peer REITs used for compensation analysis. The peer group used for compensation analysis has not necessarily been the same as the peer group index in the Performance Graph included in this Proxy Statement. The Board believes that the Trust's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. The Special Compensation Committee performed the same function and analysis with respect to Messrs. Newman, Laubich, Steuterman and Bernstein.

  The key components of the Trust's executive compensation consist of base salary, annual bonus and Common Share options. The Board's policies with respect to each of these components are discussed below. In determining compensation, the Board takes into account the individual's full compensation package, including insurance and other benefits, as well as the components described below. The Special Compensation Committee performed the same function and analysis with respect to Messrs. William Newman, Laubich, Steuterman and Bernstein. In this regard, it should be noted that the Trust currently has a 401(k) retirement plan covering substantially all officers and employees of the Trust. The 401(k) plan permits participants to defer up to a maximum of 10% of their compensation, and the Trust may, at the discretion of the Board, make a voluntary contribution to the plan participants. For the last 401(k) plan year (1995), the contribution by the Trust was equal to 3% of each employee's eligible compensation. For the year ended July 31, 1996, the Trust's contribution to the 401(k) retirement plan allocated to the Chief Executive Officer was $4,500.

BASE SALARIES

  Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in the peer group. The base salaries currently are intended to be fixed below the average level of base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other REITs in the comparison peer group.

  Annual salary adjustments will be determined by evaluating the performance of the Trust and of each executive officer, and also taking into account new responsibilities, increases in pay levels of competitors, and such other matters as the Board and Special Compensation Committee, as applicable, may deem appropriate. The Board and Special Compensation Committee, as applicable, will also consider, where appropriate, non-financial performance achievements by the Trust and its employees.

  During the fiscal year ended July 31, 1996, William Newman, the Trust's Chief Executive Officer, received a base salary of $430,756. In determining the base salary paid to Mr. William Newman, the Special Compensation Committee took into consideration his experience and stature in the real estate community, the base salaries paid to chief executive officers in the comparison peer groups, and the Trust's earnings and returns on shareholder equity.

ANNUAL BONUS

  All of the Trust's executive officers (including the Named Officers) are eligible for an annual cash bonus. In determining the amount of annual cash bonuses, if any, to be paid to executive officers, the Board and Special Compensation Committee, as applicable, at the end of each fiscal year, reviews the performance of the Trust and, if appropriate, the Common Shares, during such fiscal year, and non-financial performance measures such as the respective executive's performance, effort and role in promoting the long-term strategic growth of the Trust, as well as such other matters as the Board and Special Compensation Committee, as applicable, may deem appropriate. The Trust's Chief Executive Officer, William Newman, received an annual bonus of $75,000 for the fiscal year 1996.

SHARE OPTIONS

  Under the Trust's 1985 Incentive Stock Option Plan and the 1991 Stock Option Plan (collectively, the "Plans"), both of which were approved by shareholders, options to purchase Common Shares may be granted to the Trust's employees, including the Named Officers. The Plans are administered by the Stock Option Committee. Awards are based on, among other things, a review of compensation data from the peer group, information on the optionee's total compensation, the optionee's expected future contributions to the Trust's achievement of its long-term performance goals and the Trust's dependence on the optionee's efforts.

  The Trust believes that significant equity interests in the Trust held by management align their interests with those of the shareholders. Common Share options generally are granted with an exercise price equal to the market price of the Common Shares on the date of grant and vest pursuant to schedules set in the grants. Generally, options are not exercisable until at least one year from the date of grant, and thereafter are exercisable only as a percentage of the total number of Common Shares covered by the options, which generally begins at 20% during the second year and increases by 20% per year thereafter, although the Stock Option Committee has authority to accelerate the 20% per year exercise limitation. The Board believes that the vesting schedule gives executives the incentive to create shareholder value over the long term because the full benefit of the compensation package cannot be realized unless Common Share price appreciation occurs over a number of years. In fiscal 1996, no options were granted under the Plans to the Trust's Chief Executive Officer.

CONCLUSION

  Through the policies described above, a very significant portion of the Trust's executive compensation is linked to individual and business performance. However, the changes of the business cycle from time to time may result in an imbalance for a particular period.

  The foregoing report has been furnished by the Board and the Special Compensation Committee.

October 28, 1996

    Dean Bernstein           William Newman
    Raymond H. Bottorf       James M. Steuterman
    Norman Gold              John Wetzler
    Arnold Laubich           Gregory White
    Melvin Newman

                         SHARE PRICE PERFORMANCE GRAPH

  The following table compares the cumulative total shareholder return on the Common Shares for the period commencing August 1, 1991 through July 31, 1996 with the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the NAREIT All REIT Total Return Index(1) (the "NAREIT Index") over the same period. Total return values for the S&P 500, the NAREIT Index and the Common Shares were calculated based on cumulative total return assuming the investment of $100 in the S&P 500, NAREIT Index and the Common Shares on August 1, 1991, and assuming reinvestment of dividends. The shareholder return shown on the graph below is not indicative of future performance.

                      COMPARISON OF FIVE YEAR CUMULATIVE
                                 TOTAL RETURN


      New Plan             S&P 500        NAREIT: ALL REITS
1991    100.0               100                 100
1992    117.9               112.8               112.2
1993    131.3               122.6               132.1
1994    125.6               129                 137.6
1995    137.9               162.6               146.7
1996    143.8               189.6               171.4


--------
(1) The NAREIT All REIT Total Return Index (consisting of 202 companies with a total market capitalization of approximately $65.0 billion) is maintained by the National Association of Real Estate Investment Trusts, Inc. and is only published monthly based on the last closing prices of the preceding month.

TRANSACTIONS WITH TRUSTEES AND EXECUTIVE OFFICERS

  Norman Gold is a partner in the law firm of Altheimer & Gray. His firm has rendered various legal services to the Trust during the past fiscal year and is continuing to render legal services to the Trust.

  John Wetzler is the president of Nautica Retail U.S.A., Inc., affiliates of which are tenants at some of the Trust's properties.

  The following loans were made by the Trust over a number of years primarily to assist the officers in their purchase of Common Shares of the Trust. Such loans are unsecured except as specifically noted. At July 31,

1996, Arnold Laubich, President and Chief Operating Officer and Trustee, was indebted to the Trust in the aggregate amount of $330,000 (which amount is $115,000 less than his indebtedness to the Trust as of July 31, 1995). The amount owed is represented by a $330,000 demand note bearing interest at 6% per annum. At July 31, 1996, William Kirshenbaum, Vice President and Treasurer, was indebted to the Trust in the aggregate amount of $436,892. The amount owed is represented by (i) five demand notes in the aggregate amount of $249,892, each bearing interest at 5% per annum, (ii) two demand notes in the aggregate amount of $17,000, each bearing interest at 8.375% per annum, and
(iii) a $170,000 note bearing interest at 6% per annum and due January 1, 1997 (which is collateralized by a condominium unit). At July 31, 1996, Leonard Cancell, Senior Vice President, was indebted to the Trust in the aggregate amount of $349,941. The amount owed is represented by (i) three demand notes in the aggregate amount of $272,375, each bearing interest at 5% per annum, and (ii) a $77,566 demand note bearing interest at 6% per annum. At July 31, 1996, James M. Steuterman, Executive Vice President and Trustee, was indebted to the Trust in the aggregate amount of $341,130. The amount owed is represented by (i) two demand notes in the aggregate amount of $243,540, each bearing interest at 5% per annum, (ii) a $51,960 demand note bearing interest at 6% per annum, and (iii) a $45,630 note bearing interest at 5% per annum and due July 1, 1997. At July 31, 1996, Irwin Kwartler, a Vice President, was indebted to the Trust in the aggregate amount of $206,158. The amount owed is represented by three demand notes in the aggregate amount of $206,158, each bearing interest at 5% per annum. At July 31, 1996, Dean Bernstein, Vice President -Administration and Finance and Trustee, was indebted to the Trust in the aggregate amount of $95,062, represented by a note bearing interest at a rate of 5% per annum and due July 1, 1997. The loans that were outstanding at July 31, 1995 to Mr. Bernstein's wife in the aggregate amount of $84,613 were repaid in full to the Trust. At July 31, 1996, Joseph Bosco, a Vice President, was indebted to the Trust in the aggregate amount of $136,786. The amount owed is represented by (i) two demand notes in the aggregate amount of $17,280, each bearing interest at 5% per annum, (ii) a $17,000 demand note bearing interest at 8.375% per annum, (iii) an $84,000 demand note bearing interest at 6% per annum, (iv) a $9,000 demand note bearing interest at 8% per annum, and (v) a $9,506 note bearing interest at 5% per annum and due July 1, 1997. At July 31, 1996, Steven F. Siegel, General Counsel and Secretary, was indebted to the Trust in the aggregate amount of $111,881. The amount owed is represented by (i) a $9,506 note bearing interest at 5% per annum and due July 1, 1997, and (ii) a $102,375 demand note bearing interest at 5% per annum. At July 31, 1996, James DeCicco, Senior Vice President--Leasing, was indebted to the Trust in the aggregate amount of $140,464. The amount owed is represented by (i) a demand note in the amount of $2,700 bearing interest at 6% per annum and (ii) a $137,764 note bearing interest at 8.5% per annum and due October 1, 2024 (which is collateralized by a mortgage).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Trust does not have a compensation committee, consequently, the Board performs the functions of such committee; however, the Special Compensation Committee performed such function with respect to Messrs. William Newman, Laubich, Steuterman and Bernstein. However, it should be noted that the amount of compensation to be paid by the Trust to each of its Trustees and officers and their terms of employment for the year ended July 31, 1996 were, with the exception of the four above-mentioned individuals, determined primarily by Messrs. William Newman and Laubich, each of whom serves both as a Trustee and as an executive officer of the Trust. In addition, the number of options to be granted to the Trustees and employees of the Trust under the terms of the Plans for the year ended July 31, 1996 were determined by the Plans' administrators which are Messrs. William Newman, Laubich and Gold.

             SECURITY OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

  The following table sets forth as of the Record Date certain information as to the beneficial ownership of the Trust's Common Shares, including Common Shares as to which a right to acquire ownership exists (for example, through the exercise of Common Share options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by
(a) the Trustees and nominees for election as Trustees, (b) the Named Officers and (c) all executive officers and Trustees as a group.

                                         AMOUNT AND NATURE
   NAME AND BUSINESS ADDRESS(1)      OF BENEFICIAL OWNERSHIP(2) PERCENT OF CLASS
-----------------------------------  -------------------------- ----------------
William Newman.....................          1,738,169(3)              3.0%
Arnold Laubich.....................            723,134(4)             1.23%
James M. Steuterman................             55,700(5)               (6)
Melvin Newman......................            661,759(7)             1.13%
Norman Gold........................             10,899                  (6)
Dean Bernstein.....................             46,638(8)               (6)
Raymond H. Bottorf.................              5,200(9)               (6)
John Wetzler.......................              4,158(10)              (6)
Gregory White......................              5,200(11)              (6)
Steven F. Siegel...................             32,900(12)              (6)
William Kirshenbaum................             61,258(13)              (6)
All Executive Officers and Trustees
 as a Group (16 individuals).......          3,566,919                6.02%

--------
 (1) The business address of each person is 1120 Avenue of the Americas, New York, New York 10036.
 (2) Unless otherwise indicated, the person has sole voting and investment power with respect to such Common Shares.
 (3) Includes 39,627 Common Shares owned by Mr. Newman's wife, 6,526 Common Shares held by Mr. Newman as custodian for his grandchildren and 52,500 Common Shares held by a family charitable foundation, as well as 390,000 Common Shares which Mr. Newman has the right to acquire upon exercise of share options. Mr. Newman disclaims any beneficial interest in the Common Shares held for his grandchildren and by the family charitable foundation.
 (4) Includes 43,255 Common Shares owned by Mr. Laubich's wife, 28,273 Common Shares held jointly with his wife (as to which Common Shares Mr. Laubich shares voting and investment power), and 15,848 Common Shares held by his wife and adult daughter jointly, as well as 395,000 Common Shares which Mr. Laubich has the right to acquire upon exercise of share options. Mr. Laubich disclaims any beneficial interest in the Common Shares held jointly by his wife and daughter.
 (5) Includes 1,827 Common Shares held jointly with Mr. Steuterman's wife (as to which Common Shares Mr. Steuterman shares voting and investment power), 1,088 Common Shares held by Mr. Steuterman as custodian for his children, and 36,700 Common Shares which Mr. Steuterman has the right to acquire upon exercise of share options.
 (6) Amount owned does not exceed 1% of class.
 (7) Includes 23,547 Common Shares owned by Mr. Newman's wife, 30,321 Common Shares held by one of Mr. Newman's children and 49,750 Common Shares held by The Morris and Ida Newman Family Foundation (the "Foundation"), of which Mr. Newman is the trustee, as well as 1,200 Common Shares which Mr. Newman has the right to acquire upon exercise of share options. Mr. Newman disclaims any beneficial interest in the Common Shares held by such child and the Common Shares held by the Foundation.
 (8) Includes 21,164 Common Shares owned by Mr. Bernstein's wife, 1,740 Common Shares held jointly with his wife (as to which Common Shares Mr. Bernstein shares voting and investment power), and 18,200 Common Shares which Mr. Bernstein has the right to acquire upon the exercise of share options.

                                              (Footnotes continue on next page)

(Footnotes for previous page)
 (9) Represents 5,200 Common Shares which Mr. Bottorf has the right to acquire upon the exercise of share options. Does not include the 5,000,000 Common Shares owned by the Dutch Fund.
(10) Includes 544 Common Shares owned by Mr. Wetzler's wife and 211 shares owned by Mr. Wetzler as custodian for his children, as well as 3,200 Common Shares which Mr. Wetzler has the right to acquire upon exercise of share options. Mr. Wetzler disclaims any beneficial interest in the Common Shares held by his children.
(11) Represents 1,000 Common Shares held jointly with his wife (as to which Common Shares Mr. White shares voting and investment power) and 1,000 Common Shares held by Mr. White as custodian for his children, as well as 3,200 Common Shares which Mr. White has the right to acquire upon exercise of share options.
(12) Includes 27,200 Common Shares which Mr. Siegel has the right to acquire upon the exercise of share options.
(13) Includes 3,833 Common Shares held jointly with Mr. Kirshenbaum's adult children (as to which Common Shares Mr. Kirshenbaum shares voting and investment power), 1,740 Common Shares held by Mr. Kirshenbaum as custodian for his children, and 10,500 Common Shares which Mr. Kirshenbaum has the right to acquire upon exercise of share options. Mr. Kirshenbaum disclaims any beneficial interest in the Common Shares held for his minor children.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information regarding the beneficial ownership of Common Shares by persons known by the Trust to own beneficially more than five percent of the Common Shares outstanding as of the Record Date:

                                         AMOUNT AND NATURE
     NAME AND BUSINESS ADDRESS       OF BENEFICIAL OWNERSHIP(1) PERCENT OF CLASS
------------------------------------ -------------------------- ----------------
MNOPF Trustees Limited .............         4,483,954                7.7%
 Ashcombe House
 The Crescent
 Leatherhead, Surrey KT22 8LQ
 England
Stichting Pensioenfonds.............         5,000,000                8.6%
 Oude Lindestraat 70
 Correspondentieadres,
 postbus 2980,
 6401 DL Heerlen
 The Netherlands

--------
(1) Unless otherwise indicated, the person has the sole voting and investment power with respect to such Common Shares.

  The British Fund and the Dutch Fund have agreed that until December 31, 2001, and December 24, 2001, respectively, they will vote their Common Shares in favor of management's nominees to the Board. The Dutch Fund's agreement to so vote requires that a specified degree of continuity exist in the Trust's management.

  The Trust has agreed to include among management's nominees to the Board one person designated by the Dutch Fund so long as the Dutch Fund owns at least 9.9% of the outstanding Common Shares (on the Record Date, the Dutch Fund owned approximately 8.6% of the outstanding Common Shares). In the event the Trust issues additional Common Shares for cash at a time when the Dutch Fund owns at least 9.9% of the outstanding Common Shares, such fund has the right to maintain its percentage of ownership in the Trust by purchasing from the Trust additional Common Shares at the same price paid by such purchaser, less an amount equal to underwriter's commissions, if any.

  Pursuant to the agreement between the Trust and the Dutch Fund, the Dutch Fund has agreed that, until January 10, 2006, it will not acquire Common Shares which would bring its holdings in excess of 15% of the outstanding Common Shares, provided that a degree of continuity exists in the Trust's management. The continuity requirement provides that a majority of the Trust's Board shall consist of "Continuing Trustees" (who are defined as Trustees who either were Trustees on January 10, 1991 or whose nomination at any time thereafter is approved by a majority of Continuing Trustees) and that a majority of the Trust's executive officers shall consist of officers who have been executive officers for at least two years or who are elected to their office by a majority of Continuing Trustees. The Dutch Fund has also agreed that except under certain specified circumstances it will not sell or transfer any of its Common Shares without the Trust's consent prior to January 10, 2001.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires that the Trust's officers and Trustees, and persons who own more than 10% of a registered class of the Trust's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Trustees and greater than 10% shareholders are required by regulation of the Securities and Exchange Commission to furnish the Trust with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Trust believes that, during the fiscal year ended July 31, 1996, all Section 16 filing requirements applicable to its officers, Trustees and greater than 10% beneficial owners were complied with.

                             SHAREHOLDER PROPOSALS

  Any proposal which a shareholder intends to present at the Trust's 1997 Annual Meeting of Shareholders must be received by the Trust no later than June 30, 1997 in order to be included in the Trust's Proxy Statement and form of Proxy Card relating to that meeting.

                        FINANCIAL AND OTHER INFORMATION

  The Trust's Annual Report for the fiscal year ended July 31, 1996, including financial statements, is being sent to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation materials.

                                 OTHER MATTERS

  The Trust's independent auditors for the current fiscal year are Coopers & Lybrand L.L.P., who were engaged by the Trust on July 12, 1990 to act as independent auditors for the Trust for the fiscal year ended July 31, 1990, and have continued as auditors thereafter.

  A representative of Coopers & Lybrand L.L.P. is expected to be in attendance at the Annual Meeting. The representative will have the opportunity to make a statement, if he or she desires to do so, and the Trust has been advised that the representative will be available to respond to appropriate questions of the shareholders.

  A copy of the Trust's Annual Report on Form 10-K will be sent without charge to shareholders requesting the same in writing. Any such request should be made to New Plan Realty Trust, 1120 Avenue of the Americas, New York, New York 10036, Attention: Steven F. Siegel, Esq.

                            SOLICITATION OF PROXIES

  The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed Proxy Card is to be borne by the Trust. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons, and the Trust will reimburse them for reasonable forwarding expenses. In addition to the solicitation of proxies by use of the mails, the Trust may utilize the services of some of its trustees, officers and regular employees (who will not be specifically compensated for such services) to solicit proxies personally and by telephone or telecopy with shareholders or their personal representatives.

                                          By Order of the Board of Trustees

                                          /s/ William Newman

                                          WILLIAM NEWMAN
                                          Chief Executive Officer and Chairman
                                          of the Board

October 28, 1996

                                      DETACH HERE                         NPR  1



                                  NEW PLAN REALTY TRUST

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 10, 1996
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
P

R              The undersigned hereby appoints Leonard Cancell and Joel Crystal, and each of them, as attorney-in-fact and proxy with full power of
O substitution to represent the undersigned and to vote all of the undersigned's Shares of Beneficial Interest in the Trust at the Annual
X Meeting of Shareholders to be held at the offices of Coopers & Lybrand L.L.P., 1301 Avenue of the Americas, Second Floor, New York, New York
Y at 10:00 in the morning on December 10, 1996 and at any adjournment thereof. Said attorney-in-fact and proxy is instructed to vote as designated on the reverse side.




                                                                    SEE REVERSE
                        CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SIDE

                                  DETACH HERE                              NPR 3


[X] Please mark
    votes as in
    this example.


    1. Electing three Trustees.
    NOMINEES:  Norman Gold, James M. Steuterman and
               Dean Bernstein

                        FOR           WITHHELD
                  [_]   ALL       [_] FROM ALL
                      NOMINEES        NOMINEES

        FOR EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEES:

        [_]
           -------------------------------------------



MARK HERE IF YOU PLAN TO ATTEND THE MEETING

                [_]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

                [_]


TO HELP US ELIMINATE DUPLICATE MAILINGS TO THE SAME BENEFICIAL HOLDERS, PLEASE CHECK THE BOX IF YOU HOLD SHARES IN MORE THAN ONE ACCOUNT AND WISH TO DISCONTINUE ANNUAL REPORT MAILING FOR THIS ACCOUNT. (AT LEAST ONE ACCOUNT AT THIS ADDRESS MUST CONTINUE TO RECEIVE AN ANNUAL REPORT)

                [_]

In their judgment, upon such other matters as may properly come before the meeting.

The attorney-in-fact and proxy shall vote the undersigned's shares as specified hereon or, where no choice is indicated, the undersigned's vote will be cast FOR
                                                                             ---
each of the nominees hereon.

NOTE: PLEASE COMPLETE THIS PROXY AND MAIL TO US PROMPTLY.

Please sign exactly as name appears hereon and date. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:                Date:         Signature:                Date:
          ----------------     ---------          ----------------     ---------